Exhibit 99.1

UDR, Inc. Appoints Ellen M. Goitia to Board of Directors

DENVER, CO., January 5, 2026 – UDR, Inc. (the “Company”) (NYSE: UDR), a leading multifamily real estate investment trust, announced today the appointment of Ellen M. Goitia to its Board of Directors, effective January 1, 2026.  Ms. Goitia will serve as an independent director and has been appointed to the Nominating and Governance Committee and the Audit and Risk Management Committee. Her appointment was executed under the Board of Directors’ long-term succession plan with respect to director refreshment and expands the Company’s Board to ten members.

“We are delighted to welcome Ellen to UDR’s Board,” said Tom Toomey, UDR’s Chairman, President, and Chief Executive Officer. “Ellen’s deep expertise in accounting, finance and corporate governance, together with her extensive leadership experience at KPMG, are invaluable assets that will strengthen our Board’s strategic oversight of our business and provide vision and leadership for our future growth.”

Ms. Goitia is a Certified Public Accountant and served as the partner-in-charge for KPMG’s Chesapeake Business Unit Audit practice and a member of the firm’s audit leadership team from October 2011 until her retirement in May 2016. As the partner-in-charge of the Chesapeake Business Unit Audit practice, Ms. Goitia had ultimate operational oversight for five offices in Maryland, D.C. and Virginia, with responsibilities including business unit financial performance, resource management, human resources, quality client service, and risk management. Ms. Goitia was admitted to the KPMG partnership in 1993 and had more than 30 years of experience as a professional with the firm, including experience as lead audit partner for a variety of publicly traded and private companies. She has served clients on a wide range of accounting and operational issues, public security issuances and strategic corporate transactions. Ms. Goitia was a speaker, panelist and moderator for KPMG’s Audit Committee Institute as well as for other governance programs external to KPMG. In addition, Ms. Goitia served as an independent member of the Nominating Committee of KPMG’s Board of Directors from 2009 until 2011 and has served on several nonprofit organizations’ boards.  Ms. Goitia currently serves on the Board of Trustees of Elme Communities, where she is chair of the Audit Committee and a member of the Corporate Governance/Nominating Committee.

Ferguson Partners, a firm specializing in board and executive recruitment in the REIT industry, advised UDR on the appointment of Ms. Goitia.

About UDR, Inc.

UDR, Inc. (NYSE: UDR), an S&P 500 company, is a leading multifamily real estate investment trust with a demonstrated performance history of delivering superior and dependable returns by successfully managing, buying, selling, developing and redeveloping attractive real estate properties in targeted U.S. markets. As of September 30, 2025, UDR owned or had an ownership position in 60,535 apartment homes, including 300 apartment homes under development. For over 53 years, UDR has delivered long-term value to shareholders, the best standard of service to residents and the highest quality experience for associates.

Contact: UDR, Inc.

Trent Trujillo

ttrujillo@udr.com

720-283-6135